Exhibit 3.4

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

CANCER PREVENTION PHARMACEUTICALS, INC.

Cancer Prevention Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: That at a duly called and held meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, Article IV, Section D is amended to read as follows:

D.           Seven Million Three Hundred Thousand (7,300,000) of the authorized shares of Preferred Stock are hereby designated as Series A-1 Convertible Preferred Stock (“Series A-1 Preferred”) and Six Million (6,000,000) of the authorized shares of Preferred Stock are hereby designated as Series A-2 Convertible Preferred Stock (“Series A-2 Preferred” and, together with the Series A-1 Preferred, the “Series A Preferred” or “Series A Preferred Stock”).

Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A-1 Preferred or Series A-2 Preferred to a number less than that of the shares of Series A-1 Preferred or Series A-2 Preferred then outstanding, plus the number of shares of Series A-1 Preferred or Series A-2 Preferred issuable upon exercise of outstanding rights, options or warrants or upon conversion.

RESOLVED FURTHER, that except as provided in the preceding Resolutions, the Certificate shall remain in full force and effect without modification or amendment.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the holders of the necessary number of shares of capital stock as required by statute and the Certificate gave their written consent to the amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be duly executed effective as of the 30th day of September, 2013 and hereby affirms and acknowledges that the filing of this Certificate of Amendment of Certificate of Incorporation of Cancer Prevention Pharmaceuticals, Inc. is the act and deed of the Corporation.

By:	/s/ Jeffrey Jacob
Jeffrey Jacob, Chief Executive Officer